Supertel Hospitality, Inc. Reports Increased Revenues For The Second Quarter 2006

NORFOLK, NE – August 14, 2006 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust which owns 79 hotels in 17 mid-western and eastern states, today announced its results for the second quarter ended June 30, 2006. The Company posted revenue of $20.1 million and net income of $1.6 million for the quarter ended June 30, 2006 compared to revenue of $16.1 million and net income of $1.4 million for the year ago period. The Company posted revenue of $35.9 million and net income of $1.4 million for the six months ended June 30, 2006 compared to revenue of $28.4 million and net income of $1.0 million for the year ago period.

“Our controlled growth acquisition strategy focuses on the revenue and earning potential of individual properties which results in increased value for our shareholders,” said Paul J. Schulte, chairman, president and chief executive officer of Supertel Hospitality, Inc. “Supertel has added 10 hotels and 894 rooms to our portfolio since September 2005. We will continue to seek hotel acquisitions which fit our model of providing, clean, friendly and affordable accommodations while simultaneously providing opportunities to implement operational efficiencies to improve the bottom line.”

Second Quarter Results

The Company had net income of $1.6 million for the three months ended June 30, 2006 compared to net income of $1.4 million from continuing operations for the year ago period. Net income available to common shareholders was $1.3 million, or $0.11 per diluted share, for the three months ended June 30, 2006, compared with net income available to common shareholders of $1.4 million, or $0.12 per diluted share, for the year ago period. The net income available to common shareholders was reduced by a $305,000 preferred stock dividend which was not incurred in the year ago period.

Revenues for the three months ended June 30, 2006 compared to the three months ended June 30, 2005, increased $4.0 million or 24.9%. In the last four months of 2005, the Company acquired seven additional hotels. In the first quarter of 2006, the Company purchased a Super 8 located in Clarinda, Iowa. The second quarter of 2006 two additional hotels were added, one located in Erlanger, Kentucky was acquired on May 7, 2006 and on June 30, 2006 a 41 unit Supertel Inn and Conference Center located in Creston, Iowa was opened. The additional hotel revenue generated by these ten additional hotels, was $3.7 million during the second quarter of 2006. The increase in room revenues was also due, in part, to an increase in average daily rate (ADR) of $3.27 or 6.0% and a 0.7% increase in occupancy, which resulted in a $2.49 or 6.8% increase of revenue per available room (RevPAR) for the second quarter of 2006, compared to the year ago period.

Hotel and property operations expenses for the three months ended June 30, 2006 increased $2.8 million or 25.9%. The expenses generated by the ten additional hotels for the second quarter of 2006 were $2.4 million. The remaining increase of $400,000 is primarily due to advertising, maintenance and utilities expense.

Interest expense increased by $461,000, due primarily to increased debt used for hotel acquisitions. The depreciation and amortization expense increased $426,000 for the second quarter of 2006 over the same period in 2005, which is primarily related to the ten additional hotels as well as asset additions outpacing the amount of assets exceeding their useful life.

The Company believes property operating income, which is revenue from room rentals and other hotel services less hotel and property operations expenses, is a useful measure of the Company’s operating efficiency of its hotel properties. Property operating income increased by $1.3 million or 23.4% for the second quarter of 2006, compared to the year ago period.

The general and administration expense for the three months ended June 30, 2006 increased $62,000 or 9.6%. This is primarily related to professional consulting fees.

Funds from operations (FFO) available to common shareholders were $3.4 million, or $0.28 per basic share and $0.25 per diluted share for the second quarter of 2006, compared to $3.1 million or $0.26 for both the basic and diluted share calculations, for the same quarter of 2005.

Six Months Results

The Company had net income of $1.4 million for the six months ended June 30, 2006 compared to net income of $1.0 million from continuing operations for the year ago period. Net income available to common shareholders was $802,000, or $0.07 per diluted share, for the six months ended June 30, 2006, compared with net income available to common shareholders of $1.0 million, or $0.09 per diluted share, for the year ago period. The net income available to common shareholders was reduced by a $609,000 preferred stock dividend which was not incurred in the year ago period.

Revenues for the six months ended June 30, 2006 compared to the year ago period, increased $7.4 million or 26.1%. The additional hotel revenue generated by the ten hotels acquired since September 2005 was $6.6 million during the six months ended June 30, 2006. The increase in room revenues was also due, in part, to an increase in ADR of $3.38 or 6.4% and a 2.3% increase in occupancy, which resulted in a $2.87 or 8.8% increase in RevPAR for the six months ended June 30, 2006, compared to the year ago period.

Hotel and property operations expenses for the six months ended June 30, 2006 increased $5.1 million or 25.5%. The expenses generated by the ten additional hotels for the same period was $4.5 million. The remaining increase of $600,000 is primarily due to advertising, franchise fees and utilities expense.

Interest expense increased by $824,000, this is due primarily to increased debt used for hotel acquisitions. The depreciation and amortization expense increased $818,000 for the six months ended June 30, 2006 over the same period in 2005, which is primarily related to the ten additional hotels as well as asset additions outpacing the amount of assets exceeding their useful life.

Property operating income, increased by $2.4 million or 28.4% for the six months ended June 30, 2006, compared to the year ago period.

The general and administration expense for the six months ended June 30, 2006 increased $139,000 or 11.1% compared to the year ago period. This is primarily related to professional consulting fees.

FFO available to common shareholders were $4.9 million, or $0.41 per basic share and $0.38 per diluted share for the six months ended June 30, 2006, compared to $4.4 million or $0.36 for both the basic and diluted share calculations, for the year ago period.

Significant events for the three months ended June 30, 2006 include:

•	The Company declared a dividend of $.10 per share for the quarter ended June 30, 2006 an increase of $.04 from the $.06 per share dividend for the quarter ended June 30, 2005.

•

The Company acquired a 145-room Comfort Inn Conference Center in Erlanger, Kentucky, located near the Cincinnati/Northern Kentucky International Airport. The purchase price was approximately $3.4 million.

•	On June 30, 2006, the Company opened its 41 room Supertel Inn and Conference Center in Creston, Iowa. The Conference Center will have a capacity of approximately 200 people.

•

Supertel’s operating partnership entered into agreements dated June 15, 2006, to purchase Savannah Suites extended-stay hotel facilities from affiliated entities of Savannah Suites for approximately $33 million expected to be funded from exisiting credit facilities and new borrowings to be negotiated. Closing of this purchase transaction is anticipated for August and is subject to customary closing conditions including inspections (i.e., property and title surveys, environmental surveys and appraisals), accuracy of representations and warranties and compliance with covenants and obligations under the purchase agreements. The closing of each transaction is also conditioned upon the closing of the other transactions.

•

On May 1, 2006, the Company entered into a loan agreement with BankFirst in the amount of $3 million. This revolving credit facility will be used for acquisitions and general corporate purposes. The loan is secured by the corporate office building, located at 309 N. 5th St., Norfolk, NE.

About Supertel Hospitality, Inc.

Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 79 hotels in 17 mid-western and eastern states. The Company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn and Sleep Inn. This diversity enables the Company to participate in the best practices of each of these respected hospitality partners. The Company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

The following table sets forth the Company’s unaudited results of operations for the three and six months ended June 30, 2006 and 2005, respectively.

Unaudited – In thousands, except per share data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUES
Room rentals and other hotel services	$ 20,118	$ 16,084	$ 35,808	$ 28,347
Other	31	42	61	87
	20,149	16,126	35,869	28,434

EXPENSES
Hotel and property operations	13,470	10,696	25,166	20,057
Depreciation and amortization	2,077	1,651	4,133	3,315
General and administrative	708	646	1,387	1,248
	16,255	12,993	30,686	24,620

EARNINGS FROM CONTINUING OPERATIONS
BEFORE NET GAIN (LOSS) ON DISPOSITIONS OF
ASSETS, INTEREST EXPENSE AND
MINORITY INTEREST	3,894	3,133	5,183	3,814

Net gain (loss) on dispositions of assets	(1)	1	(5)	-
Interest expense	(1,867)	(1,406)	(3,623)	(2,799)
Minority interest	(103)	(55)	(151)	(108)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,923	1,673	1,404	907

Income tax benefit (expense)	(317)	(239)	7	137

NET INCOME	1,606	1,434	1,411	1,044

Preferred stock dividend	(305)	-	(609)	-

NET INCOME AVAILABLE
TO COMMON SHAREHOLDERS	$ 1,301	$ 1,434	$ 802	$ 1,044

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
Net income available to common shareholders	$ 0.11	$ 0.12	$ 0.07	$ 0.09

Unaudited – In thousands, except per share data:

	Three months		Six months
	ended June 30,		ended June 30,
	2006	2005	2006	2005

Weighted average number of shares outstanding -
basic and diluted	12,064	12,061	12,064	12,060

Weighted average number of shares outstanding for:
calculation of FFO per share - basic	12,064	12,061	12,064	12,060
calculation of FFO per share - diluted	14,757	12,061	14,757	12,060

Reconciliation of net income to FFO
Net income available to common shareholders	$ 1,301	$ 1,434	$ 802	$ 1,044
Depreciation and amortization	2,077	1,648	4,133	3,309
(Gain) loss on disposition of real estate assets	1	(1)	5	-
FFO available to common shareholders (1)	$ 3,379	$ 3,081	$ 4,940	$ 4,353

FFO per share - basic	$ 0.28	$ 0.26	$ 0.41	$ 0.36
FFO per share - diluted	$ 0.25	$ 0.26	$ 0.38	$ 0.36

(1) FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT’s operating performance, which is necessary, along with net earnings, for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with U. S. generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Supertel Hospitality, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of our performance.

The following table sets forth the continuing operations of the Company’s hotel properties for the three and six months ended June 30, 2006 and 2005, respectively. The continuing operations comparisons below include the Company’s 79 and 69 hotels for the respective periods. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating income (POI) on a continuing operations basis is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ results.

Unaudited – In thousands, except statistical data:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Continuing operations:
Revenue per available room (RevPAR)	$ 39.25	$ 36.76	$ 35.40	$ 32.53
Average daily room rate (ADR)	$ 57.60	$ 54.33	$ 56.44	$ 53.06
Occupancy percentage	68.2%	67.7%	62.7%	61.3%

Room rentals and other hotel services from continuing operations
69 Hotels owned 12 months and longer	$ 16,379	$ 16,084	$ 29,256	$ 28,347
10 Hotels owned less than 12 months	3,739	-	6,552	-
Total room rental and other hotel services	$ 20,118	$ 16,084	$ 35,808	$ 28,347

Hotel and property operations expense from continuing operations
69 Hotels owned 12 months and longer	$ 11,035	$ 10,696	$ 20,713	$ 20,057
10 Hotels owned less than 12 months	2,435	-	4,453	-
Total hotel and property operations expense	$ 13,470	$ 10,696	$ 25,166	$ 20,057

Property Operating Income ("POI")
69 Hotels owned 12 months and longer	$ 5,344	$ 5,388	$ 8,543	$ 8,290
10 Hotels owned less than 12 months	1,304	-	2,099	-
Total property operating income	$ 6,648	$ 5,388	$ 10,642	$ 8,290

POI as a percentage of continuing operations revenue from room rentals and other hotel services (“POI Margin”)
69 Hotels owned 12 months and longer	32.6%	33.5%	29.2%	29.2%
10 Hotels owned less than 12 months	34.9%	-	32.0%	-
Total POI as a percentage of revenue	33.0%	33.5%	29.7%	29.2%

RECONCILIATION OF POI TO NET INCOME
POI	$ 6,648	$ 5,388	$ 10,642	$ 8,290
Depreciation and amortization	(2,077)	(1,651)	(4,133)	(3,315)
Gain (Loss) on disposition of assets	(1)	1	(5)	-
Interest expense	(1,867)	(1,406)	(3,623)	(2,799)
Minority interest	(103)	(55)	(151)	(108)
General and administrative expense	(708)	(646)	(1,387)	(1,248)
Income tax (expense) benefit	(317)	(239)	7	137
Other revenues	31	42	61	87
Net income	$ 1,606	$ 1,434	$ 1,411	$ 1,044

Net income as a percentage of continuing operations revenue
from room rentals and other hotel services	8.0%	8.9%	3.9%	3.7%

Contact:

Supertel Hospitality, Inc.

Donavon A. Heimes

402/371-2520

Dheimes@supertelinc.com